Exhibit 99.1

Ross University School of Medicine to Relocate Temporarily to Knoxville, Tenn. for Continuation of Medical School Classes

Plans to use facilities from Lincoln Memorial University

CHICAGO--(BUSINESS WIRE)--November 8, 2017--More than 1,400 students, faculty and staff from Ross University School of Medicine (RUSM) plan to relocate temporarily to Knoxville, Tenn. to continue their program of study after Hurricane Maria damaged the medical school’s home country of Dominica in September. Currently, students are completing their fall semester medical sciences curriculum on a cruise ship ported off the island of St. Kitts and plan to begin their winter semester at the new facilities.

RUSM plans to relocate to facilities owned by Lincoln Memorial University (LMU). LMU, based in Harrogate and with operations in Knoxville, will provide the necessary operational capacity and the technical capabilities to support RUSM faculty, students and staff.

“While the island of Dominica continues to rebuild, we are pleased to have forged this arrangement with an outstanding university like LMU,” said William F. Owen, MD, dean and chancellor of RUSM. “The continuity of our students’ education and their academic programming is our highest priority, and we are pleased to work with LMU to make these extraordinary facilities available.”

RUSM plans to continue to use its own medical sciences curriculum and faculty while making use of the LMU teaching and office facilities, including an anatomy lab. Efforts are underway by RUSM and Adtalem Global Education to acquire all necessary regulatory approvals and finalize other details.

“Lincoln Memorial University is proud to be able to assist Ross University School of Medicine under these extreme circumstances. As an institution with a strong commitment to combating health care shortages in Appalachia and beyond, there is a synergy in providing the students and faculty of RUSM a home away from home while they rebuild from this fall’s devastating hurricanes,” said LMU Chairman Autry O.V. “Pete” DeBusk. “Our recent purchase of the spacious west Knoxville property enables us to step up to help RUSM. Over the next year, LMU will continue to develop its plans to further expand its health offerings in Knoxville. In the meantime, we’re pleased to accommodate RUSM with an excellent facility that is well-suited in size and scale to meet the needs of a medical school curriculum.”

Lincoln Memorial University operates three extended learning sites in the greater Knoxville area including the LMU-Duncan School of Law, nursing at Physicians Regional Medical Center and business, education and nursing at the LMU Cedar Bluff Extended Learning Site.

About Ross University School of Medicine

Ross University School of Medicine is a member of Adtalem Global Education (NYSE: ATGE), a global education provider headquartered in the United States. The organization's purpose is to empower students to achieve their goals, find success and make inspiring contributions to our global community. Founded in 1978, Ross is committed to educating a diverse group of skilled physicians to serve as leaders in the U.S. healthcare system. With more than 13,000 alumni, Ross is an important contributor to healthcare in North America. Students complete their foundational studies in Dominica, West Indies, before completing their clinical training in one of Ross’s affiliated teaching hospitals throughout the United States. Ross is accredited by the Dominica Medical Board and the Caribbean Accreditation Authority for Education in Medicine and Other Health Professions (CAAM-HP).

About Adtalem Global Education

The purpose of Adtalem Global Education is to empower students to achieve their goals, find success, and make inspiring contributions to our global community. Adtalem Global Education Inc. (NYSE: ATGE; member S&P MidCap 400 Index) is a leading global education provider and the parent organization of Adtalem Educacional do Brasil, American University of the Caribbean School of Medicine, Association of Certified Anti-Money Laundering Specialists, Becker Professional Education, Carrington College, Chamberlain University, DeVry University and its Keller Graduate School of Management, Ross University School of Medicine and Ross University School of Veterinary Medicine. For more information, please visit adtalem.com.

About Lincoln Memorial University

Lincoln Memorial University is a values-based learning community dedicated to providing educational experiences in the liberal arts and professional studies. The main campus is located in Harrogate, Tennessee. For more information about the undergraduate and graduate programs available at LMU, contact the Office of Admissions at 423-869-6280 or e-mail at admissions@lmunet.edu.

CONTACT:
Ross University School of Medicine
Media Contact:
Nicole Pride
npride@rossu.edu
732-239-9594
or
Investor Contact:
Joan Walter
joan.walter@adtalem.com
630-353-3800